 EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage Container and Trailer Assets From
Pier Mobile Storage, Inc.

Indianapolis, IN, May 8, 2019 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its acquisition on Tuesday, May 7th of the assets of Pier Trailer Rentals, Inc. dba Pier Mobile Storage. Pier Mobile Storage provides its customers with storage containers, storage trailers and ground level offices from its three locations in central Kentucky.

“The acquisition of Pier Mobile Storage expands Pac-Van’s already strong presence in Kentucky by growing our current operations in Lexington and adding new locations for Pac-Van in Danville and Corbin, Kentucky. Pac-Van acquired more than 500 additional rental units and added four new staff members to our team,” said Jody Miller, CEO of General Finance Corporation. “Pac-Van now operates throughout Kentucky from six locations and is well positioned to continue delivering high quality portable storage and office space solutions throughout the state.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers (including the new safe, secure and simple PV3 safety containers), mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 60 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Pty Ltd Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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